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                                                                Exhibit 5


                                                January 27, 1997

General DataComm Industries, Inc.
Route 63 - Straits Turnpike
Middlebury, CT 06762-1299

Gentlemen:

        Reference is made to the registration statement ("Registration Statement") which General DataComm Industries, Inc. (the "Corporation") is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 800,000 shares of 9% Cumulative Convertible Exchangeable Preferred Stock ("Preferred Stock"), $20,000,000 aggregate principal amount of 9% Convertible Subordinated Debentures due 2006 issuable in exchange for the Preferred Stock ("Debentures") and the common stock ("Common Stock") issuable on conversion of the Preferred Stock and Debentures.

        Pursuant to your request, we have examined those of the Corporation's books and records deemed relevant by us for the purpose of furnishing you with our opinion concerning the legality and validity of issue of the shares of Preferred Stock and Common Stock and binding effect of the Debentures of the Corporation covered by the Registration Statement.

        Based upon the foregoing and upon our investigation and examination of certain other matters pertaining to the Corporation, we are of the opinion that:

        1. The Corporation is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware.

        2. All of the shares of Preferred Stock proposed to be registered by the above Registration Statement are validly issued, fully paid and nonassessable by the Corporation with no personal liability attaching to the ownership thereof.
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        3.      The Debentures proposed to be registered by the above
Registration Statement, when issued, sold and paid for as set forth in said Registration Statement, will be binding obligations of the Corporation.

        4. All of the shares of Common Stock proposed to be registered by the above Registration Statement, when and if issued upon the conversion of the above Preferred Stock and Debentures as set forth in said Registration Statement, will be validly issued, fully paid and nonassessable by the Corporation, with no personal liability attaching to the ownership thereof.

        We herewith give our consent to the use of this opinion as an Exhibit to the herein referred to Registration Statement and to the use of our name therein.

                                        Very truly yours,



                                        WEISMAN CELLER SPETT & MODLIN, P.C.